EXHIBIT 5.02(2)
Performance Criteria for 2008-2010 Performance Period
Award No. PS-2007-___
Dated _______ __, 2007
Definitions
“2008-2010 Total Shareholder Return” for a given company means:
(a)	The sum of (i) Cash dividends paid by the company during the period which is identical to Spartech Corporation’s 2008, 2009 and 2010 fiscal years, plus (ii) the company’s Average Stock Price for the period which is identical to Spartech Corporation’s 2010 fiscal year, minus (iii) the company’s Average Stock Price for the period which is identical to Spartech Corporation’s 2007 fiscal year, divided by
(b)	The company’s Average Stock Price for the period which is identical to Spartech Corporation’s 2007 fiscal year.
“Average Stock Price” for a given company for a given period means the arithmetical average of the publicly reported closing stock prices of the company’s common stock on its principal trading exchange for each trading day in the period (without regard to the number of shares traded at those prices).
“Peer Group” means the following companies, exclusive of any of such companies for which in the sole judgment of the Compensation Committee 2008-2010 Total Shareholder Return cannot reliably be calculated or estimated:

A. Schulman, Inc. (SHLM)	AEP Industries (AEPI)
Albemarle Corporation (ALB)	AptarGroup Inc. (ATR)
Bemis Company, Inc. (BMS)	Ferro Corporation (FOE)
Georgia Gulf Corporation. (GGC)	Myers Industries, Inc. (MYE)
PolyOne Corp. (POL)	Rock-Tenn Co. (RKT)
Rockwood Holdings, Inc. (ROC)	RPM International Inc. (RPM)
Sonoco Products Co. (SON)	Tredegar Corporation (TG)
Trex Company, Inc. (TWP)	The Valspar Corp. (VAL)
“TSR Percentile” means the number of companies in the Peer Group having a 2008-2010 Total Shareholder Return less than or equal to the 2008-2010 Total Shareholder Return for Spartech Corporation, divided by the total number of companies in the Peer Group, expressed as a percentage.
Procedure
TSR Percentile shall be used to derive a Performance Factor in accordance with the following table, which shall be applied to determine the final number of Performance Shares in accordance with Section 4 of the Award:

If TSR Percentile Is:	The Performance Factor Is:
Less than 30%	Zero
30%	0.50
50%	1.00
100%	2.00
Performance Factors for TSR Percentiles not shown in the above chart shall be interpolated between the adjacent TSR Percentiles.